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                                                                    Exhibit 99.2

                  Section 271B.8-500 et seq. of the Business
                  Corporations Law of the State of Kentucky,
                          entitled "Indemnification"

                                INDEMNIFICATION

     271B.8-500 DEFINITIONS FOR KRS 271B.8-510 TO 271B.8-580.--As used in KRS 271B.8-510 to 271B.8-580:

     (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director shall be considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to the participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3) "Expenses" include counsel fees.

     (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (5) "Official capacity" means:

     (a) When used with respect to a director, the office of director in a corporation; and

     (b) When used with respect to an individual other than a director, as contemplated in KRS 271B.8-560, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" shall not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

     (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     271B.8-510 AUTHORITY TO INDEMNIFY.--(1) Except as provided in subsection (4) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

     (a) He conducted himself in good faith; and

     (b) He reasonably believed:

     1. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

     2. In all other cases, that his conduct was at least not opposed to its best interests; and

     (c) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of subsection (1)(b)2. of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not be, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4) A corporation may not indemnify a director under this section:

     (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.

     271B.8-520 MANDATORY INDEMNIFICATION.-- Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     271B.8-530 ADVANCE FOR EXPENSES.--(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:


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     (a) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in KRS 271B.8-510;

     (b) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

     (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under KRS 271B.8-500 to 271B.8-580.

     (2) The undertaking required by subsection (1)(b) of this section shall be an unlimited general obligation of the director but shall not be required to be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in RS 271B.8-550.

     271B.8-540 COURT-ORDERED INDEMNIFICATION.--Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

     (1) The director is entitled to mandatory indemnification under KRS 271B.8-520, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnifications; or

     (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in KRS 271B.8-510 or was adjudged liable as described in subsection (4) of KRS 271B.8-510, but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred.

     271B.8-550 DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.--(1) A corporation shall not indemnify a director under KRS 271B.8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in KRS 271B.8-510.

     (2) The determination shall be made:

     (a) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

     (b) If a quorum cannot be obtained under subsection (2)(a) of this section, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate) consisting solely of two (2) or more directors not at the time parties to the proceeding;

     (c) By special legal counsel:

     1. Selected by the board of directors or its committee in the manner prescribed in subsection (2)(a) and (b) of this section; or

     2. If a quorum of the board of directors cannot be obtained under subsection (2)(a) of this section and a committee cannot be designated under subsection (2)(b) of this section, selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or



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     (d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

     (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (2)(c) of this section to select counsel.

     271B.8-560 INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND
AGENTS.--Unless a corporation's articles of incorporation provide otherwise:

     (1) An officer of the corporation who is not a director shall be entitled to mandatory indemnification under KRS 271B.8-520, and is entitled to apply for court-ordered indemnification under KRS
271B.8-540, in each case to the same extent as a director;

     (2) The corporation may indemnify and advance expenses under KRS 271B.8-500 to 271B.8-580 to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     271B.8-570 INSURANCE.--A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under KRS 271B.8-510 or 271B.8-520.

     271B.8-580 APPLICATION OF KRS 271B.8-500 TO 271B.8-580.--The
indemnification and advancement of expenses provided by, or granted pursuant to, KRS 271B.8-500 to KRS 271B.8-580 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (2) KRS 271B.8-500 to 271B.8-580 shall not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness at a proceeding at a time when he has not been made a named defendant or responded to the proceeding.

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